SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                            FORM 8-A/A
                        (Amendment No. 3)

        For Registration of Certain Classes of Securities
             Pursuant to Section 12(b) or (g) of the
                 Securities Exchange Act of 1934


                     MELAMINE CHEMICALS, INC.
      (Exact name of registrant as specified in its charter)


             Delaware                                 64-0475913
(State of incorporation or organization)   (IRS EmployerIdentification No.)


                         Highway 18 West
                 Donaldsonville, Louisiana  70346
       (Address of principal executive offices)  (Zip Code)


Securities to be registered pursuant to Section 12(b) of the
Act:

     Title of each class      Name of each exchange on which
     to be so registered      each class is to be registered

     None                          None


Securities to be registered pursuant to Section 12(g) of the
Act:

                 PREFERRED SHARE PURCHASE RIGHTS
                       (Title of Class)



     The undersigned registrant hereby further amends the following items and exhibits of its Registration Statement on Form 8-A, dated November 9, 1990, as amended by a Form 8 dated August 20, 1991 and a Form 8-A/A dated December 8, 1994 (as amended, the "Form 8-A"), in the manner set forth below:

Item 1.   Description of Securities To Be Registered.

     On October 9, 1997, Melamine Chemicals, Inc. (the "Company") entered into an Agreement and Plan of Merger by and among Borden Chemical, Inc., MC Merger Corp., a wholly owned subsidiary of Borden Chemical, Inc. (together, "Borden"), and the Company (the "Merger Agreement"). On October 9, 1997, prior to the execution of the Merger Agreement, the Company adopted and executed the Third Amendment (the "Third Amendment") and the Fourth Amendment (the "Fourth Amendment") to the Company's Rights Agreement dated November 5, 1990 (the "Rights Agreement") with Wachovia Bank and Trust Company, N.A. (now Wachovia Bank, N.A.) as Rights Agent (the "Rights Agent"), as previously amended by instruments dated as of August 7, 1991 and August 3, 1994. The description of the Preferred Share Purchase Rights contained in Item 1 of the Form 8-A is attached hereto as Exhibit 1 and incorporated herein by reference.

     The Third Amendment amends the Rights Agreement by redefining the "Final Expiration Date" as November 15, 1998.
A copy of the Third Amendment  is attached hereto as Exhibit
6 and incorporated herein by reference.

     The Fourth Amendment amends the Rights Agreement by exempting (1) the approval, execution, delivery, amendment or consummation of any of the transactions contemplated by the Merger Agreement, (2) the public announcement or making of a tender offer (the "Tender Offer") by Borden for the Common Shares of the Company, or the acceptance for purchase of such shares thereunder, and (3) Borden and its affiliates and associates, from the definitions of "Acquiring Person," "Beneficial Owner," and "Beneficially Owned" in the Rights Agreement, and from the restrictions imposed by the Rights Agreement on Acquiring Persons generally; and providing for the Preferred Share Purchase Rights to expire immediately prior to the acceptance for purchase of shares of Common Stock by Borden pursuant to the Tender Offer. A copy of the Fourth Amendment is attached hereto as Exhibit 6 and incorporated herein by reference.

Item 2.   Exhibits.

Exhibit   Description
No.

(1)       Item 1 of the Form 8-A.

(2) Rights Agreement, dated as of November 5, 1990 between the Company and Wachovia Bank and Trust Company, N.A. as Rights Agent (the "Rights Agreement") (Previously filed as Exhibit 1 to the Form 8-A, and incorporated herein by reference).

(3) Amendment to the Rights Agreement dated August 7, 1991. (Previously filed as Exhibit 2 to an amendment on Form 8 dated August 20, 1991 to the Form 8-A and incorporated herein by reference).

(4) Second Amendment to the Rights Agreement dated August 3, 1994 (Previously filed as Exhibit 4 to an amendment on Form 8-A/A dated December 8, 1994 to the Form 8-A and incorporated herein by reference).

(5)       Third  Amendment  to  the  Rights  Agreement dated
          October 9, 1997.

(6)       Fourth  Amendment  to  the Rights Agreement  dated
          October 9, 1997.



                            SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to its registration statement on Form 8-A to be signed on its behalf by the undersigned, thereunto duly authorized.


Dated:  October 14, 1997


                              MELAMINE CHEMICALS, INC.



                              By:  /s/ Wayne D. DeLeo
                                   ------------------
                                   Wayne D. DeLeo,
                                   Vice President and
                                   Chief Financial Officer